Exhibit 8.1

February 27, 2026

Vine Hill Capital Investment Corp.

500 E. Broward Blvd., Suite 900
Fort Lauderdale, FL 33394

Ladies and Gentlemen:

We have acted as United States tax counsel to Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“Vine Hill”), in connection with the Business Combination Agreement, dated as of September 8, 2025 (as amended through the date hereof, the “BCA”), by and among Vine Hill, Odysseus Holdings Limited, a private company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“Holdco”), Odysseus (Cayman) Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“SPAC Merger Sub”), CoinShares International Limited, a public company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“CoinShares”), pursuant to which, among other things, Vine Hill agreed to combine with CoinShares in a series of transactions that will result in Holdco becoming a publicly-traded company on the Nasdaq. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Registration Statement (as defined below).

This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) initially filed by Holdco on February 27, 2026.

You have requested our opinion concerning the intended U.S. federal income tax treatment of the SPAC Merger.  In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the BCA (including any exhibits and schedules thereto and including the SPAC Plan of Merger), (ii) the Registration Statement, (iii) the respective tax representation letters of Vine Hill and Holdco, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Business Combination and the SPAC Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2. The SPAC Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the BCA (including the SPAC Plan of Merger) and Registration Statement and in accordance with the applicable provisions of the Cayman Companies Act;

3. All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Business Combination and the SPAC Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Business Combination;

February 27, 2026

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation,” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Business Combination, in each case without such qualification; and

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA and Registration Statement, and in the case of the SPAC Plan of Merger, will comply with all covenants contained therein.

Based upon the foregoing, it is our opinion that, subject to the assumptions, qualifications and limitations stated herein, the BCA and in the Registration Statement, the SPAC Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the SPAC Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2. No opinion is expressed as to any transaction other than the SPAC Merger as described in the BCA or to any matter whatsoever, including the SPAC Merger, if, to the extent relevant to our opinion, either any or all the transactions described in the BCA are not consummated in accordance with the terms of the BCA, as applicable, and without waiver or breach of any provisions thereof or any or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP